Exhibit 99

(SYPRIS LOGO APPEARS HERE)

For more information contact:	For Immediate Release

David D. Johnson

Chief Financial Officer

(502) 329-2000

DANA SELECTS SYPRIS FOR KEY OUTSOURCING AGREEMENTS

EIGHT-YEAR CONTRACT TO INCLUDE PURCHASE OF ASSETS

LOUISVILLE, Ky. (Sept. 4, 2003) – Sypris Solutions, Inc. (Nasdaq/NM:SYPR) today announced that it has signed a letter of understanding with Dana Corporation (NYSE:DCN) (“Dana”) to serve as a key supplier for the manufacture of a wide range of drive train components for Dana.

The outsourcing arrangement is expected to cover approximately $130 million of business per year when completed, based upon current market conditions. The components to be manufactured will be incorporated into Dana’s final axle assemblies. The transaction remains subject to completion of definitive agreements, board and regulatory approvals and is expected to be finalized in stages later this year and early in 2004. Supply agreements for each phase will have an initial term of eight years.

Under the proposed agreements, Sypris will acquire certain manufacturing assets of Dana, including Dana’s plant in Morganton, North Carolina, a portion of its manufacturing campus in Toluca, Mexico, and certain production equipment at its plants in Glasgow, Kentucky and Humboldt, Tennessee. Approximately 600 employees in Morganton and Toluca are expected to transfer to Sypris as part of the transaction.

Commenting on the announcement, Jeffrey T. Gill, president and chief executive officer of Sypris Solutions, said, “We are very pleased to have the opportunity to expand our long-term relationship with Dana. We will support Dana with investments in technology and state-of-the-art manufacturing processes to insure that the cost, quality and reliability of these components remain competitive on a global scale for many years to come.”

A conference call to discuss the content of this press release is scheduled for today, September 4, at 10:00 a.m. Eastern Time. The call can be accessed live via the Internet. Visit www.sypris.com or www.companyboardroom.com for the link to the call or to listen to a replay of the call, which will be available for 30 days.

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101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222 • (502) 329-2000 • Fax (502) 329-2050 • www.sypris.com

Sypris Signs LOU with Dana

September 4, 2003

Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and for users of test and measurement equipment. For more information about Sypris Solutions, visit its Web site at http://www.sypris.com.

This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. These factors include the Company’s discovery of unexpected material issues during due diligence; the failure to agree on the final terms of a definitive agreement or a long-term supply agreement or either party’s breach of those agreements; dependence on the Company’s current management; the risks and uncertainties present in the Company’s business, including: changes in laws or regulations or in the Company’s regulatory authorization, security clearances, or other legal capabilities to conduct its business; business conditions and growth or contraction in the general economy and the electronics and industrial markets served by the Company; competitive factors and price pressures; labor relations; availability of third party component parts at reasonable prices; inventory risks due to shifts in market demand and/or price erosion of purchased components; changes in product mix; cost and yield issues associated with the Company’s manufacturing facilities; the ability to successfully manage growth or contraction; access to capital on favorable terms as needed for operations or growth; the effects (including possible increases in the cost of doing business) resulting from future war and terrorists activities or political uncertainties; performance of our pension fund portfolios; revisions in estimated costs related to certain contracts; risks of litigation, adverse regulatory actions, or other governmental sanctions; as well as other factors included in the Company’s periodic reports filed with the Securities and Exchange Commission.

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